BOBBY L. CULPEPPER
                                 & ASSOCIATES
                         A PROFESSIONAL LAW CORPORATION     205 WEST ALABAMA
BOBBY L. CULPEPPER            525 EAST COURT AVENUE         RUSTON, LA 71270
                         JONESBORO, LOUISIANA 71251-3497    318-251-0701
TERESA CULPEPPER CARROLL        318/259-4184
J. CLAY CARROLL                FAX #318/259-6278            233 SOUTH GRAND
                                                            MONROE, LA 71201
                         PLEASE REFER ALL CORRESPONDENCE    318/325-3884
                             TO THE JONESBORO OFFICE

File#                          January 26, 1999




MMR Investment Bankers
550 North 159th Street East
P.0. Box 781440
Wichita, Kansas  67278-1440

Re:  Authorization of $9,900,000.00 First Mortgage Bond Issue

Gentlemen:

The Biltmore Group of Louisiana L.L.C. (hereinafter called "company"), is a duly organized and existing limited liability company organized under the laws of the State of Louisiana and authorized to do business therein. The correct name to be used on the first mortgage bonds and all legal instruments is The Biltmore Group of Louisiana L.L.C.

Effective as of October 21, 1998, the members of the company signed resolutions authorizing the issuance of up to $9,900,000.00 of first mortgage bonds and the execution of certain instruments in connection with the bond issue by Joanne Caldwell-Bayles, as manager.

I have duly examined the Articles of Organization and Operating Agreement of the company and find that the resolutions passed effective October
21, 1998, a copy of which is attached hereto as Exhibit A and made a part of this opinion, were passed in accordance with the Articles of Organization, Operating Agreement and the laws of the State of Louisiana, and I do hereby certify that said resolutions constitute a valid and legal authorization for the issuance of up to $9,900,000.00 of first mortgage bonds for the purposes set out in said resolutions and for the execution of a trust indenture, setting out the terms and conditions of the bond issue and placing a lien on the company's real property in order to secure payment of the first mortgage bonds. I further certify the following person is the proper person to sign the trust indenture in accordance with the Articles of Organization and Operating Agreement of the company:

MMR Investment Bankers
Page 2
January 26, 1999


      Name:  Joanne Caldwell-Bayles
      Title: Manager

I further certify that when the first mortgage bonds have been paid for by the purchaser and signed by the manager, the first mortgage bonds will be a legal and binding indebtedness of the company.

The opinions expressed above are subject in their entirety to (i) the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ii) the rights of the United States government under the Federal Tax Lien Act of 1966, as amended; and (iii) the discretionary power of the courts to make available remedies of specific performance, injunctive relief or other equitable remedies.
This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters stated.

In giving this opinion we have assumed the authenticity of all signatures to the Operating Agreement and the resolutions and that those persons signing on behalf of a corporate or other entity that is not an individual have the requisite authority.

This opinion is solely for the benefit of MMR Investment Bankers and its counsel and may not be quoted, circulated or published in the whole or in part, without our express prior written consent.

With kindest personal regards, I remain

                           Yours very truly,

                           /S/J CLAY CARROLL

                           J. CLAY CARROLL


JCC:bb
CC:  The Biltmore Group of Louisiana L.L.C.